                            FILENE'S BASEMENT CORP.
                                40 WALNUT STREET
                         WELLESLEY, MASSACHUSETTS 02181

May 20, 1996

Dear Stockholder:

     We cordially invite you to attend our 1996 Annual Meeting of Stockholders, which will be held at 2:00 p.m. on June 26, 1996, at Bank of Boston, 100 Federal Street, Boston, Massachusetts.

     We hope that you will join us on June 26, but we know that every stockholder will not be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

                                        Sincerely,




/s/ Mone Anathan, III                   /s/ Samuel J. Gerson
- - -----------------------                 -----------------------
   MONE ANATHAN, III                       SAMUEL J. GERSON
     President and                           Chairman and
Chief Operating Officer                 Chief Executive Officer

                            FILENE'S BASEMENT CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 26, 1996

     Notice is hereby given that the Annual Meeting of Stockholders of Filene's Basement Corp. will be held at Bank of Boston, 100 Federal Street, Boston, Massachusetts, on June 26, 1996 at 2:00 p.m. for the following purposes:

        1. To elect two Class II directors to serve until the 1999 Annual Meeting of Stockholders.

        2. To act upon a stockholder proposal which is set forth and described in the attached Proxy Statement.

        3. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

     Only stockholders of record at the close of business on April 29, 1996 are entitled to notice of and to vote at the Annual Meeting and any and all adjourned sessions thereof.

                                        By order of the Board of Directors

                                        /s/ Steven R. Siegel
                                        -----------------------
                                        STEVEN R. SIEGEL, Clerk

Wellesley, Massachusetts
May 20, 1996




     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                            FILENE'S BASEMENT CORP.
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 26, 1996
                            ------------------------

                                PROXY STATEMENT

     The enclosed form of proxy is solicited on behalf of the Board of Directors (the "Board of Directors") of Filene's Basement Corp. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Bank of Boston, 100 Federal Street, Boston, Massachusetts, on June 26, 1996 at 2:00 p.m. and at any and all adjourned sessions thereof. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about May 20, 1996. A proxy may be revoked by a stockholder, at any time before it is voted, (i) by returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) by otherwise delivering a written revocation to the Clerk of the Company, or (iii) by attending the Annual Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Annual Meeting.

     The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company may solicit proxies but receive no compensation for solicitation in addition to their regular salaries. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other shareholders. The Company has also elected to utilize the services of a Proxy Solicitor, Georgeson and Company, Inc., for a fee of $12,500, plus expenses. The Company will reimburse brokers and other persons for their reasonable costs and expenses in forwarding soliciting materials to their principals.

     In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 29, 1996 are entitled to receive notice of and to vote at the Annual Meeting. As of April 29, 1996, the Company had issued and outstanding 20,494,663 shares of Common Stock. Each such share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

     Consistent with the laws of the Commonwealth of Massachusetts and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting. The two nominees for election as directors at the Annual Meeting who receive the greatest number of votes, properly cast for the election of directors, shall be elected directors. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of directors.

     The Annual Report of the Company, including consolidated financial statements for the year ended February 3, 1996, is being mailed to the Company's stockholders with this Proxy Statement.

                             ELECTION OF DIRECTORS

     The Board of Directors has voted to fix the number of directors at six, effective upon the election of directors at the Annual Meeting. The Company's Restated Certificate of Incorporation and by-Laws provide for the classification of the Board of Directors into three classes with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as Class II directors for a term of three years expiring at the 1999 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted for a substitute nominee designated by management, unless instructions are given to the contrary, or the directors will fix the number of directors at five (or less if more than one nominee becomes unavailable). Management does not anticipate that any nominee will become unavailable. Mr. William W. Helman IV, a Class III director, resigned his position during the past year. The nominees as Class II directors, and the incumbent Class I and Class III directors, are as follows:

                         NOMINEES AS CLASS II DIRECTORS
                               TERMS EXPIRE 1999

MONE ANATHAN, III, 57
President, Chief Operating Officer, and Director

     Mone Anathan, III became President, Treasurer and a director in 1988, and Chief Operating Officer in 1992, having served as President of the Filene's Basement division of Federated Department Stores, Inc. from February 1984 until the acquisition of that division by the Company in 1988. Mr. Anathan is a director of Crane Company, Medusa Corp., Brookstone Company, Inc., and Harvard Pilgrim Health Care.

HAROLD LEPPO, 59
Director

     Harold Leppo has been the Chief Executive Officer of Harold Leppo and Company, a retail consulting firm in Stamford, Connecticut, since 1988. Prior to that, he held a number of managerial positions at Lord & Taylor and Allied Stores, Inc., including President and Chief Operating Officer of Lord & Taylor
(1987) and Executive Vice President of Allied Stores (1988). Mr. Leppo became a director of the Company in 1992, and is also a director of Bradlees, Inc., Napier and Co., Royce Hosiery Mills, Inc., and Salant, Inc.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE ELECTION OF THE TWO NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE COMPANY.

                               CLASS I DIRECTORS
                               TERMS EXPIRE 1998

SAMUEL J. GERSON, 54
Chairman, Chief Executive Officer and Director

     Samuel J. Gerson became Chairman, Chief Executive Officer and a director in 1988, having served as Chairman and Chief Executive Officer of the Filene's Basement division of Federated Department Stores, Inc. from January 1984 until the acquisition of that division by the Company in 1988. Mr. Gerson is a director of BayBanks, Inc. and ASAHI America, as well as a trustee associate of Boston College.

ROBERT P. HENDERSON, 65
Director

     Robert P. Henderson has, since 1983, been a general partner of Greylock Ventures Limited Partnership and Greylock Capital Limited Partnership, and a managing partner of Greylock Investments Limited Partnership and Greylock Limited Partnership, all venture capital partnerships. He has been a director since 1988. Mr. Henderson is also a director of Structural Dynamics Research Corporation and Cabot Corporation.

PAUL D. PAGANUCCI, 65
Director

     Paul D. Paganucci has been the Chairman of the Board of Ledyard National Bank in Hanover, New Hampshire since 1991. From 1986 to 1991, he held a number of managerial positions at W.R. Grace & Co., including Executive Vice President, Vice Chairman and later, Chairman of the Executive Committee and Director. Mr. Paganucci became a director in 1992, and is also a director of Allmerica Securities Trust, Inc., and a trustee of HRE Properties.

                               CLASS III DIRECTOR
                               TERM EXPIRES 1997

JOHN EYLER, 48
Director

     John Eyler was appointed to the Filene's Basement, Corp. Board of Directors on June 30, 1994. Mr. Eyler has been President and Chief Executive Officer of FAO Schwarz since June of 1992. From 1989-1992, he served as Chief Executive Officer of the retail subsidiary of Chicago-based Hartmarx. Previously, he was the Chairman/CEO of MainStreet, a division of Federated Department Stores (1983-1989).


               BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth as of March 2, 1996, certain information with respect to the persons or groups which are known to be the beneficial owners of more than 5% of the Company's Common Stock.

                                                            NUMBER OF           PERCENTAGE
                               NAME                          SHARES             OUTSTANDING
                               ----                         ---------           -----------
          FMR Corp.(1)...................................   1,927,310               9.4%
          Merrill Lynch & Co.(2).........................   1,170,281               5.7%

- - ---------------
(1) The information in the table and in this footnote is based on information contained in the Schedule 13G dated February 14, 1996 filed by FMR Corp., 82 Devonshire Street, Boston, MA 02109, as a parent holding company. Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 1,927,310 shares of the Company's Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended (the "Funds"). The ownership of one investment company, Fidelity Puritan Fund, amounted to 1,927,310 shares of the Company's common stock. Fidelity Puritan Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 1,927,310 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Edward C. Johnson 3d and members of his family and trusts for their benefit form a controlling group with respect to FMR Corp.

(2) The information in the table and in this footnote is based on information contained in the Schedule 13G dated February 5, 1996 filed by Merrill Lynch & Co. ("ML&Co."), World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281, Merrill Lynch Group, Inc. ("ML Group"), World Financial Center, North Tower, 250 Vesey Street, New York, NY 10281, Princeton Services, Inc. ("PSI"), 800 Scudders Mill Road, Plainsboro, NJ 08536, Merrill Lynch Asset Management, L.P. d/b/a Merrill Lynch Asset Management ("MLAM"), 800 Scudders Mill Road, Plainsboro, NJ 08536, and Merrill Lynch Global Allocation Fund, Inc. (the "Fund"), 800 Scudders Mill Road, Plainsboro, NJ 08536. ML&Co. may be deemed to beneficially own 1,170,281 shares of the Company's Common Stock as a result of being the parent holding company of Merrill Lynch Pierce, Fenner and Smith Incorporated, which holds Common Stock of the Company in proprietary trading accounts. ML Group, a wholly-owned subsidiary of ML&Co., may be deemed to be the beneficial owner of 1,160,000 shares of the Company's Common Stock as a result of being the parent holding company of PSI. PSI, a wholly-owned subsidiary of ML Group, may be deemed to be the beneficial owner of 1,160,000 shares of the Company's Common Stock as a result of being the general partner of MLAM and Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM"). MLAM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, may be deemed to be the beneficial owner of 1,160,000 shares of the Company's Common Stock as a result of acting as investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. The Fund, a registered investment company under the Investment Company Act of 1940, as amended by MLAM, is the beneficial owner of 1,110,000 shares of the Company's Common Stock.



     The following table sets forth as of March 2, 1996, certain information with respect to the beneficial ownership of shares of Common Stock owned (i) individually by the chief executive officer and each of the four current most highly paid executive officers of the Company in fiscal 1995 and each director of the Company and (ii) by all current executive officers and directors of the Company as a group. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated and the address of each of the persons listed is c/o the Company.

                                                                          COMMON STOCK
                                                                       BENEFICIALLY OWNED
                                                                   ---------------------------
                                                                   NUMBER OF      PERCENTAGE
                                                                   SHARES(1)    OUTSTANDING(2)
                                                                   ---------    --------------
    Samuel J. Gerson+*.......................................   (3) 1,048,046         4.9%
    Mone Anathan, III+*......................................   (4)   878,010         4.1%
    Steven Siegel+...........................................   (5)     5,480          **
    Robert P. Henderson*.....................................   (6)   119,232          **
    Harold Leppo*............................................   (7)     6,000          **
    Paul D. Paganucci*.......................................   (8)     6,984          **
    John Eyler*..............................................   (9)     7,500          **
    All executive officers and directors as a group (7
      persons)...............................................       2,071,252         9.7%

- - ---------------
 +  Executive Officer

 *  Director of the Company

**  Less than one (1) percent.

(1) Beneficial share ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth as beneficially owned include shares of Common Stock which such persons had the right to acquire within 60 days of March 2, 1996, pursuant to stock options previously granted.

(2) Percentages are calculated on the basis of 21,411,939 shares of Common Stock outstanding as of March 3, 1996, which includes 917,000 shares of Common Stock subject to stock options exercisable within 60 days of March 2, 1996.

(3) Includes 449,750 shares issuable upon the exercise of stock options and 300,000 shares owned by Mr. Gerson's wife.

(4) Includes 449,750 shares issuable upon the exercise of stock options.

(5) Includes 5,480 shares of restricted stock over which Mr. Siegel has voting power.

(6) Includes 5,000 shares issuable upon the exercise of stock options.

(7) Includes 5,000 shares issuable upon the exercise of stock options.

(8) Includes 5,000 shares issuable upon the exercise of stock options.

(9) Includes 2,500 shares issuable upon the exercise of stock options.


           BOARD OF DIRECTORS, DIRECTOR COMPENSATION, AND COMMITTEES

     During the Company's fiscal year ended February 3, 1996, the Board of Directors of the Company held ten meetings. Each director attended at least 75% of the meetings of the Board and the Committees of which he is a member. Each director who was not a full-time employee of the Company received an annual retainer of $15,000 for his services as a director.

     Pursuant to the Company's 1993 Stock Option Plan for Non-Employee Directors (the "Director Option Plan"), each of the directors who is not an employee of the Company and who served on the Board ("eligible director") on June 30, 1993, received an option to purchase 12,500 shares of Common Stock at a per share option price of $8.13, and each individual who thereafter becomes an eligible director for the first time will likewise be granted, on the date of the Annual Meeting coinciding with or following his or her election as a director, an option to acquire 12,500 shares of Common Stock. In accordance with this provision, Mr. Eyler received an option to purchase 12,500 shares of Common Stock on June 30, 1994 at a per share option price of $9.69. Each eligible director who receives an initial grant as described above will be granted an option to acquire an additional 12,500 shares of Common Stock on the date of the annual meeting that follows by five years the date of his initial grant provided the director is continuing in office and the date of such later annual meeting occurs prior to April 6, 2003.

     The exercise price of options granted under the Director Option Plan is the fair market value of the Common Stock on the date of the grant. The Company receives no consideration for the grant itself. The exercise price may be paid in cash, by tendering shares of Common Stock, by delivering an undertaking by a broker to deliver promptly sufficient funds to pay the exercise price, or by any combination of the foregoing. Each option will be non-transferable except upon death, will expire 10 years after the date of grant and will become exercisable on a cumulative basis as to one fifth of the shares covered by the option on each of the first, second, third, fourth and fifth anniversaries of the date of grant. A total of 250,000 shares of Common Stock has been reserved for issuance under the Director Option Plan, subject to adjustment for stock splits and similar events.

     The Audit Committee, which held two meetings during fiscal 1995, reviews with management and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. In addition, the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate. Messrs. Eyler, Helman, and Paganucci, none of whom is an executive officer or employee of the Company, served on the Audit Committee during fiscal 1995. Messrs. Paganucci and Eyler will serve on the Audit Committee in fiscal 1996.

     The Compensation Committee, which held one meeting during fiscal 1995, reviews the operation of the Company's 1988 Stock Option Plan (the "1988 Plan"), 1990 Equity Incentive Plan (the "1990 Plan") and 1990 Employee Stock Purchase Plan (the "Stock Purchase Plan"), retirement benefit programs, and related programs of the Company and reviews the cash compensation and employment arrangements of the Company's executive officers. Messrs. Henderson, Paganucci and Leppo, none of whom is an executive officer or employee of the Company, served on the Compensation Committee during fiscal 1995. Messrs. Henderson, Leppo and Paganucci will continue to serve in fiscal 1996.

     The Company does not have a nominating committee.

                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") and Messrs. Gerson and Anathan have furnished the following report on executive compensation.

OVERVIEW

     In fiscal 1995, the Compensation Committee consisted of Messrs. Henderson, Paganucci and Leppo, all of whom are outside directors of the Company. The Compensation Committee is generally responsible for developing the Company's executive compensation policies, including awards of equity-based compensation. The Compensation Committee also determines the extent to which the performance-based criteria for salary increases, annual bonuses and long-term incentives have been achieved, except that salary increases and bonus compensation of executives other than Messrs. Gerson and Anathan are generally determined by Messrs. Gerson and Anathan and then reviewed with the Compensation Committee.

     The Company's executive compensation program has been designed to accomplish two principal goals. The first goal is to provide direct and quantifiable links between executives' compensation and the performance of the Company, thereby aligning the interests of the Company's executives with those of its shareholders. The second goal is to provide a competitive compensation package that will enable the Company to attract and retain the executives needed to achieve such performance. Because of the critical importance of the second goal, the Compensation Committee (and Messrs. Gerson and Anathan in the case of compensation determined by them) retain the ultimate discretion to award any element of compensation even if specified criteria for such compensation are not met. In implementing the goals, the Compensation Committee uses, among other things, outside compensation consultants on a periodic basis. Where applicable, the Compensation Committee also takes into account employment agreements between an executive officer and the Company. See "Employment Agreements" below. The Compensation Committee expects to review the executive compensation program from time to time and to make changes where appropriate.

     Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid to certain executive officers to $1 million annually, unless certain requirements are met. The Compensation Committee's policy is to consider the net cost to the Company when making all compensation decisions; accordingly, the deductibility of executive compensation for tax purposes is a significant, but not a controlling, consideration when structuring executive compensation. To the extent desirable and feasible under the circumstances, executive compensation should be structured to be deductible; other considerations, however, including the need to attract and retain highly qualified executives and competitive compensation practices, may make the payment of non-deductible compensation appropriate.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's compensation program for executive officers named in the Summary Compensation Table (in this report, "Executives") consists primarily of annual cash compensation (including increments to base salary and an annual cash bonus), a long-term cash bonus and equity incentives. The compensation program was designed in the Fall of 1991 with the assistance of an independent compensation consulting firm ("Consultant"), which surveyed executive compensation levels and practices. At that time compensation was generally established at levels above the median of the Consultant's survey. The Compensation Committee and Messrs. Gerson and Anathan have periodically reviewed proxy statement compensation disclosure by other public companies and other publicly available compensation data, although there has been since 1991 no formal comparison of the Company's executive compensation against that of other companies.

     The Consultant's survey focused principally on ten comparable retailing companies originally selected by investment bankers in connection with the Company's valuation for purposes of its initial public offering in 1991, along with thirteen major publicly-held retailers. Such companies are not necessarily the same as the companies in the Standard & Poors Retail Specialty Apparel Index shown in the Stock Performance Graph included elsewhere in the proxy statement. The Consultant's survey also considered broader marketplace compensation information, including published national competitive compensation surveys, the consultant's proprietary data bank and published proxy statement data.

     Base Salary. The minimum level of base salaries for the Executives was established in employment agreements entered into in 1992, in the case of Messrs. Gerson and Anathan, and 1994, in the case of Mr. Siegel, and subject to upward adjustment by the Company. Those minimum base salaries were set at levels above the median of the Consultant's survey. See "Employment Agreements" below.

     Increases in Base Salary. The amount of any annual increase in an Executive's base salary depends primarily on the extent of the achievement of predetermined, quantifiable objectives during the preceding fiscal year. A secondary consideration for salary increases is to insure that the Company provides competitive compensation packages required to retain the quality of executives needed. Any salary increases will be prospective only. At the beginning of each fiscal year, these objectives, together with a pre-determined matrix of salary increases payable at various levels of performance, are determined by the Compensation Committee for each of Messrs. Gerson and Anathan. Messrs. Gerson and Anathan determine the objectives and the matrix for the balance of the Company. Generally, such objectives include goals related to sales (including, in the case of some Executives, both total sales and improvement in comparable store sales), profitability and success in implementation of changes in the Company's business strategy. For fiscal 1995, these objectives and their relative weights for Executives other than Messrs. Gerson and Anathan varied based on the judgment of

Messrs. Gerson and Anathan as to the ability of such Executive, given his position, to influence attainment of the particular objectives. For fiscal 1995, the Compensation Committee established the following predetermined objectives and their relative weights for Messrs. Gerson and Anathan: 15% for total sales, 25% for comparable store sales, 45% for earnings per share, 15% for strategic repositioning. The Compensation Committee, in the case of Messrs. Gerson and Anathan, and Messrs. Gerson and Anathan, in the case of the other Executives, have discretion to vary the amounts of base salary increases whether or not the predetermined objectives are achieved.

     Based upon the predetermined objectives and applicable matrices for fiscal 1995, no Executive received an increase in his base salary for fiscal 1996. In addition, the Compensation Committee, in the case of Messrs. Gerson and Anathan, and Messrs. Gerson and Anathan, in the case of the other Executive, exercised their discretion not to increase base salaries for fiscal 1996 based on the performance of the Company in fiscal 1995.

     Annual Bonus. The amount of annual bonuses for Executives reflects the extent of achievement, during the fiscal year to which the bonus relates, of predetermined, quantifiable objectives. At the beginning of each fiscal year, these objectives are determined, together with a matrix of bonus levels payable at various levels of performance, by the Compensation Committee for each of Messrs. Gerson and Anathan. Messrs. Gerson and Anathan determine the objectives for Mr. Siegel. The objectives initially established for determination of bonuses for fiscal 1995 were generally similar in type, and developed for each Executive in a similar manner, to the objectives for determining whether to increase base salaries for fiscal 1995. Based upon the predetermined objectives and applicable matrices for fiscal 1995, no bonuses were paid to any Executives for fiscal 1995. In addition, the Compensation Committee, in the case of Messrs. Gerson and Anathan, and Messrs. Gerson and Anathan, in the case of Mr. Siegel, have discretion to vary the amounts of bonuses and to award bonuses whether or not the predetermined objectives are achieved. This discretion was exercised not to award any bonuses for fiscal 1995.

     Long-Term Incentive. The Compensation Committee has not, as yet, set objectives for the next three year cycle, 1996-1998, under the Plan. The last three year cycle, 1993-1995, concluded at the end of fiscal 1995. No awards were due from the 1993-1995 cycle as none of the established targets were met.

     Equity Incentive. Stock options are the principal equity incentive of the Company and are designed to attract and retain executives who can make significant contributions to the Company's success; reward executives for such significant contributions; and give executives a longer-term incentive to increase shareholder value. The size and frequency of option grants is determined by the Compensation Committee at its discretion, taking into account individual performance and responsibilities (but without any specific performance measures), retention considerations, and general industry practice. The Compensation Committee considers the size of the equity positions of grantees in making awards, but there are no specific goals with respect to this factor. All outstanding options have been granted with a ten-year term and an exercise price equal to 100% of the fair market value of the Company's Common Stock on the grant date. In most cases, stock options have become exercisable in equal annual installments over a four-year period, beginning with the second anniversary of the grant, although exercisability can be accelerated at the discretion of the Compensation Committee or upon certain extraordinary events.

     On February 7, 1995, the Compensation Committee considered the options held by executive officers and employees and the fact that a significant number of the outstanding options granted since 1991 had exercise prices well above the recent historical trading prices for the Company's Common Stock. The Compensation Committee believed that it was important to provide equity incentives to employees and executive officers for retention purposes and to reincentivize employees and executive officers to improve Company performance and stockholder value. Accordingly, on February 7, 1995, the Compensation Committee repriced the non-vested portion of certain outstanding options granted to employees and executive officers under the Company's 1988 Stock Option Plan and 1990 Equity Incentive Plan. All such options were repriced at an exercise price equal to the market value of one share of the Company's Common Stock as of February 7, 1995. In addition, the Compensation Committee established new vesting periods for all such repriced options which lengthened the vesting periods previously in place. As a result, no part of any repriced option vested during fiscal 1995. In addition, as part of the repricing, 25% of Messrs. Anathan and Gerson's 1991 grant under the 1990 Equity Incentive Plan were canceled (60,000 shares each).

     As a general rule, the Compensation Committee reserves restricted stock for special circumstances, including, but not limited to, executive retention purposes and reward of high levels of executive performance. No restricted stock was awarded to any executive in 1995. In addition, the Company's equity incentive plans also authorize other types of equity-related compensation such as unrestricted stock, stock appreciation rights, deferred stock grants and performance awards. The Compensation Committee has, to date, not used any such methods of equity based compensation but may do so in the future.

     Any value received by an executive from an option grant and any increase in the value of a stock award depends entirely on increases in the price of the Company's stock.

     Other Compensation. The Company provides executive officers with medical, pension, thrift incentive and other benefits under plans that are generally available to the Company's employees, supplemented by a Supplementary Executive Retirement Plan described elsewhere in the proxy statement and various welfare and fringe benefits.

     Chief Executive Officer Compensation. Both Mr. Gerson, the Chief Executive Officer of the Company and Mr. Anathan, the President and Chief Operating Officer of the Company, have responsibilities typically associated with the position of Chief Executive Officer. The Compensation Committee reviewed Messrs. Gerson's and Anathan's compensation in January of 1996. At that time, because fiscal 1995 performance objectives were not met, the Compensation Committee made no change to Messrs. Gerson's or Anathan's compensation. These objectives, and their relative weights, were 15% for total sales, 25% for comparable store sales, 45% for earnings per share, 15% for strategic repositioning. Messrs. Gerson and Anathan were not credited with points for 1995 under the Company's long-term incentive program. No awards were paid to them under this program for the fiscal 1993-1995 performance cycle. See "Executive Officer Compensation Program -- Long-Term Incentive" above.

/s/ Samuel J. Gerson                    /s/ Robert P. Henderson
- - --------------------                    --------------------------------------
Samuel J. Gerson                        Robert P. Henderson
                                        Chairman of the Compensation Committee

/s/ Mone Anathan, III                   /s/ Paul D. Paganucci
- - ---------------------                   --------------------------------------
Mone Anathan, III                       Paul D. Paganucci
                                        Member of the Compensation Committee

                                        /s/ Harold Leppo
                                        --------------------------------------
                                        Harold Leppo
                                        Member of the Compensation Committee


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Gerson, Chairman and Chief Executive Officer, and Mr. Anathan, President and Chief Operating Officer, generally determine and review with the Compensation Committee salary increases and bonus compensation of executives other than themselves. The Compensation Committee itself consists of Messrs. Henderson, Paganucci and Leppo, directors who are not present or former officers or employees of the Company.

                           SUMMARY COMPENSATION TABLE


     The following table sets forth annual compensation information for the Company's Chief Executive Officer, the two highest paid executive officers, and two executive officers who departed during fiscal 1995 and whose salary and bonus for such year otherwise would have placed them among the four most highly paid executive officers (collectively, the "named executive officers").

                                                                                  LONG TERM COMPENSATION
                                                                          --------------------------------------
                                                                                    AWARDS
                                                                          --------------------------     PAYOUTS       ALL
                           ANNUAL COMPENSATION            OTHER           RESTRICTED      SECURITIES     -------      OTHER
                       ----------------------------       ANNUAL            STOCK         UNDERLYING      LTIP       COMPEN-
       NAME AND                 SALARY      BONUS      COMPENSATION         AWARDS         OPTIONS       PAYOUTS      SATION
  PRINCIPAL POSITION   YEAR       ($)        ($)           ($)               ($)            (#)(m)         ($)         ($)
- - ---------------------------------------------------------------------------------------------------------------------------------
Samuel J. Gerson...... 1995     $575,000   $      0      $59,665(a)        $     0          252,500(n)     $ 0      $ 10,587(s)
Chairman, Chief        1994     $572,916   $      0      $75,212(b)        $     0                0        $ 0      $  8,636
Executive              1993     $550,000   $      0(e)   $68,544(c)        $     0           35,000        $ 0      $  6,730
Officer and
Director

Mone Anathan, III..... 1995     $550,000   $      0          N/A(d)        $     0          252,500(o)     $ 0      $ 10,338(t)
President, Chief...... 1994     $547,916   $      0          N/A(d)        $     0                0        $ 0      $  8,776
Operating Officer,.... 1993     $525,000   $      0(e)   $64,033(f)        $     0           35,000        $ 0      $  6,816
and Director

Steven R. Siegel...... 1995     $235,000        N/A          N/A(g)        $     0           75,000(p)     $ 0      $    467(u)
Executive Vice         1994     $118,012   $100,000          N/A           $50,000(l)        75,000        $ 0      $    145
President, CFO,        1993          N/A        N/A          N/A               N/A              N/A        N/A           N/A
Treasurer and
General Counsel

Mark Lisnow(j)........ 1995     $169,872   $      0      $17,394(h)        $     0           60,500(q)     $ 0      $ 86,394(v)
Former Executive       1994     $247,500   $      0          N/A           $     0                0        $ 0      $  2,040
Vice President,        1993     $230,000   $      0          N/A           $     0           20,000        $ 0      $  2,740
Merchandising and
General Merchandise
Manager

Samuel
DePhillippo(k)........ 1995     $158,462   $      0          N/A(i)        $     0           47,000(r)     $ 0      $109,918(w)
Former Executive       1994     $205,833   $      0          N/A           $     0                0        $ 0      $  1,934
Vice President,        1993     $187,072   $      0          N/A           $     0           20,000        $ 0      $  2,310
Stores

- - ---------------
(a) Includes financial consulting services provided by an outside party for the executive of $26,469 and supplemental medical insurance of $17,271.

(b) Includes financial consulting services provided by an outside party for the executive of $28,074 and supplemental medical insurance of $26,508.

(c) Includes financial consulting services provided by an outside party for the executive of $26,660 and executive merchandise discounts of $18,205.

(d) Other annual compensation for Mr. Anathan is less than 10% of his total annual salary and bonus.

(e) The Compensation Committee determined that Messrs. Gerson and Anathan each earned a $200,000 bonus for fiscal 1993; each of them declined the bonus.

(f) Includes financial consulting services provided by an outside party for the executive of $32,520.

(g) Other annual compensation for Mr. Siegel is less than 10% of his total annual salary and bonus.

(h) Includes group health premiums of $16,082.

(i) Other annual compensation for Mr. DePhillippo is less than 10% of his total annual salary and bonus.

(j) Mr. Lisnow resigned in July of 1995.

(k) Mr. DePhillippo resigned in August of 1995.

(l) Consists of 5,480 shares of restricted stock which had a market value on the date of grant of $50,000. 2,740 shares vested on July 11, 1995 and the remaining 2,740 vest on July 11, 1996. The shares had a market value of $14,029 on the last day of fiscal 1995.

(m) The Corporation has not granted stock appreciation rights to any of its executive officers for such periods.

(n) On February 7, 1995, the Compensation Committee repriced 252,500 of Mr. Gerson's outstanding stock options. In connection with this repricing, Mr. Gerson forfeited options for 60,000 shares. See "Ten Year Option/SAR Repricings."

(o) On February 7, 1995, the Compensation Committee repriced 252,500 of Mr. Anathan's outstanding stock options. In connection with this repricing, Mr. Anathan forfeited options for 60,000 shares. See "Ten Year Option/SAR Repricings."

(p) On February 7, 1995, the Compensation Committee repriced 75,000 of Mr. Siegel's outstanding stock options. See "Ten Year Option/SAR Repricings."


(q) On February 7, 1995, the Compensation Committee repriced 60,500 of Mr. Lisnow's outstanding stock options. In connection with this repricing, Mr. Lisnow forfeited options for 4,500 shares. At the time of his departure, Mr. Lisnow forfeited all non-vested options. See "Ten Year Option/SAR Repricings."

(r) On February 7, 1995, the Compensation Committee repriced 47,000 of Mr. DePhillippo's outstanding stock options. In connection with this repricing, Mr.DePhillippo forfeited options for 3,000 shares. At the time of his departure, Mr. DePhillippo forfeited all non-vested outstanding options. See "Ten Year Option/SAR Repricings."

(s) Includes contributions to the Filene's Basement, Inc. 401(k) Plan of $1,500. $2,840 represents the dollar value of the insurance premium paid by the Company on behalf of Mr. Gerson with respect to term life insurance. The remaining $6,247 represents the value of the Term Insurance Component, as defined below, on a split dollar life insurance policy on Mr. Gerson. See "Split Dollar Insurance Policies."

(t) Includes contributions to the Filene's Basement, Inc. 401(k) Plan of $1,500. $2,975 represents the dollar value of the insurance premium paid by the Company on behalf of Mr. Anathan with respect to term life insurance. The remaining $5,863 represents the value of the Term Insurance Component, as defined below, on a split dollar life insurance policy on Mr. Anathan. See "Split Dollar Insurance Policies."

(u) Represents the dollar value of the insurance premium paid by the Company on behalf of Mr. Siegel with respect to term life insurance.

(v) $311 represents the value of the Term Insurance Component, as defined below, on a split dollar life insurance policy on Mr. Lisnow. See "Split Dollar Insurance Policies." $64,000 represents benefits paid to Mr. Lisnow under the Company's Supplemental Executive Retirement Plan, as defined below. See "Retirement Benefits." The remaining $22,083 represents salary continuation paid to Mr. Lisnow under the terms of his termination agreement.

(w) $403 represents the dollar value of the insurance premium paid by the Company on behalf of Mr. DePhillippo with respect to term life insurance. $267 represents the value of the Term Insurance Component, as defined below, on a split dollar life insurance policy on Mr. DePhillippo. See "Split Dollar Insurance Policies." $38,000 represents benefits paid to Mr. DePhillippo under the Company's Supplemental Executive Retirement Plan, as defined below. See "Retirement Benefits." The remaining $71,248 represents salary continuation paid to Mr. DePhillippo under the terms of his termination agreement. Pursuant to the terms of this agreement, Mr. DePhillippo is entitled to receive up to $150,000 in salary continuation and was entitled to receive benefits comparable to those he received while employed through January 31, 1996.


     The following table furnishes information concerning options exercised during fiscal 1995 and presents the value of unexercised options held by the named executives at fiscal year end:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES (a)

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT               IN-THE-MONEY OPTIONS
                                   SHARES                       FISCAL YEAR-END            AT FISCAL YEAR-END(b)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
                                 ON EXERCISE   REALIZED       (#)            (#)            ($)            ($)
   NAME                              (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
   ----                          -----------   --------   -----------   -------------   -----------   -------------
Samuel J. Gerson...............      --          $0.00      351,000        252,500          --              --
Mone Anathan, III..............      --          $0.00      351,000        252,500          --              --
Steven R. Siegel...............      --          $0.00           --         75,000          --              --
Mark Lisnow(c).................      --             --           --             --          --              --
Samuel DePhillippo(d)..........      --             --           --             --          --              --

- - ---------------

(a) Neither the Chief Executive Officer nor any of the four other most highly compensated executive officers have any stock appreciation rights at February 3, 1996.

(b) For all unexercised in-the-money options, the difference between the fair market value at fiscal 1995 year-end and the various exercise prices.

(c) All non-vested options were canceled upon Mr. Lisnow's departure in July, 1995.

(d) All non-vested options were canceled upon Mr. DePhillippo's departure in August, 1995.


     The table below sets forth information pertaining to all repricings of options held by any named executive officer during all fiscal years since the Company's initial public offering (for discussion on option repricing, see "Executive Officer Compensation Program -- Equity Incentive"). Options are considered to be repriced whenever the Company adjusts or amends the exercise price of stock options previously granted to any executive officer, whether through amendment, cancellation or replacement grants, or other means.


                       TEN-YEAR OPTION/SAR REPRICINGS (a)
                                      1995

                                                                                                    LENTH OF
                                                                                                    ORIGINAL
                                               NUMBER OF       MARKET                             OPTION TERM
                                               SECURITIES     PRICE OF    EXERCISE                REMAINING AT
                                               UNDERLYING     STOCK AT    PRICE AT      NEW         DATE OF
                                                REPRICED       TIME OF     TIME OF    EXERCISE     REPRICING
                                                OPTIONS       REPRICING   REPRICING    PRICE        (APPROX.
     NAME                        DATE             (#)            ($)         ($)        ($)          YEARS)
     ----                        ----          ----------     ---------   ---------   --------   --------------
Samuel J. Gerson..........  February 7, 1995     180,000(b)     $3.69      $ 9.00      $3.69           6
Chairman, Chief                                   37,500        $3.69      $ 6.17      $3.69           5
Executive Officer                                 27,500        $3.69      $10.25      $3.69           8
and Director                                       7,500        $3.69      $10.25      $3.69           8

Mone Anathan, III.........  February 7, 1995     180,000(b)     $3.69      $ 9.00      $3.69           6
President, Chief                                  37,500        $3.69      $ 6.17      $3.69           5
Operating Officer                                 27,500        $3.69      $10.25      $3.69           8
and Director                                       7,500        $3.69      $10.25      $3.69           8

Steven R. Siegel..........  February 7, 1995      75,000        $3.69      $ 9.25      $3.69           9
Executive Vice President,
CFO, Treasurer and General
Counsel

Mark Lisnow(c)............  February 7, 1995      40,500(b)     $3.69      $ 9.00      $3.69           6
Former Executive Vice                             20,000        $3.69      $10.25      $3.69           8
President, Merchandising
  and General Merchandise
Manager

Samuel DePhillippo(d).....  February 7, 1995      27,000(b)     $3.69      $ 9.00      $3.69           6
Former Executive Vice                             20,000        $3.69      $10.25      $3.69           8
President, Stores

- - ---------------

(a) No stock appreciation rights were repriced for the Corporation's executive officers or other employees during 1995.

(b) Messrs. Gerson and Anathan each forfeited options for 60,000 shares in connection with the February 7, 1995 repricing; Mr. Lisnow forfeited 4,500 shares; Mr DePhillippo forfeited 3,000 shares.

(c) All non-vested options were canceled upon Mr. Lisnow's departure in July, 1995.

(d) All non-vested options were canceled upon Mr. DePhillippo's departure in August, 1995.


                  PERFORMANCE GRAPH: MAY 1991 -- JANUARY 1996

     Comparison of Cumulative Total Return among Filene's Basement Corp., Nasdaq Market Index and Standard & Poor's Retail Specialty Apparel Index.

     The Company completed its initial public offering in May 1991. The annual changes for the period shown in the following graph are based on the assumption that $100 had been invested in Filene's Basement Corp. stock and each index on May 1, 1991 and that all dividends for the broad market and peer group indexes were reinvested. The total cumulative dollar returns depicted on the graph represent the value that such investments would have had on February 1, 1992, January 30, 1993, January 29, 1994, January 28, 1995, and February 3, 1996.

                COMPARISON OF 57 MONTH CUMULATIVE TOTAL RETURN*
       AMONG FILENE'S BASEMENT, INC., THE NASDAQ STOCK MARKET-U.S. INDEX
              AND THE S&P RETAIL STORES (SPECIALTY APPAREL) INDEX

                                   FILENE'S       S&P RETAIL
      MEASUREMENT PERIOD           BASEMENT,       STORES -      NASDAQ STOCK
    (FISCAL YEAR COVERED)            INC.           APPAREL       MARKET - US
5/1/91                                 100             100             100
2/1/92                                 212             134             130
1/30/93                                108             118             147
1/29/94                                 62             101             169
1/28/95                                 25              81             161
2/3/96                                  16              96             228

* $100 INVESTED ON 05/01/91 IN STOCK OR
  ON 04/30/91 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.


  RETIREMENT BENEFITS

     The Company has a non-contributory defined benefit pension plan (the "Pension Plan"), which covers substantially all of its employees, and a Supplementary Executive Retirement Plan (the "SERP") to preserve certain benefits for employees whose retirement benefits under the Pension Plan are affected by limitations imposed by the Internal Revenue Code (the "IRC").

     The following table shows estimated annual benefits payable (before deduction of any amounts payable from the Federated Department Stores, Inc. Pension Plan because of the recognition of credited service prior to August 1,
1988) upon retirement in 1995 at age 65 under the Pension Plan as supplemented by the SERP for services performed and compensation earned through December 31, 1995 on a 100% straight-life annuity basis to persons in specified remuneration and years-of-service classifications. The straight-life annuity is approximately 100% of the 10-year certain benefit.

      FINAL AVERAGE                                 YEARS OF SERVICE
          ANNUAL        -------------------------------------------------------------------------
       COMPENSATION        5         10         15         20         25         30         35
   -------------------  -------   --------   --------   --------   --------   --------   --------
     125,000..........  $ 7,610   $ 15,220   $ 22,831   $ 30,441   $ 38,051   $ 45,661   $ 45,661
     150,000..........    9,298     18,595     27,893     37,191     46,489     55,786     55,786
     175,000..........   10,985     21,970     32,956     43,941     54,926     65,911     65,911
     200,000..........   12,673     25,345     38,018     50,691     63,364     76,036     76,036
     250,000..........   16,048     32,095     48,143     64,191     80,239     96,286     96,286
     300,000..........   19,423     38,845     58,268     77,691     97,114    116,536    116,536
     400,000..........   26,173     52,345     78,518    104,691    130,864    157,036    157,036
     500,000..........   32,923     65,845     98,768    131,691    164,614    197,536    197,536
     600,000..........   39,673     79,345    119,018    158,691    198,364    238,036    238,036
     700,000..........   46,423     92,845    139,268    185,691    232,114    278,536    278,536
     800,000..........   53,173    106,345    159,518    212,691    265,864    319,036    319,036
     900,000..........   59,923    119,845    179,768    239,691    299,614    359,536    359,536
   1,000,000..........   66,673    133,845    200,018    266,691    333,364    400,036    400,036

     The amounts shown above are applicable to employees retiring in 1995 (at age 65), and are payable in single-life annuity form. Amounts shown as "Final Average Annual Compensation" represent the average of a participant's highest five consecutive years' compensation (total salary and bonus, including W-2 earnings and deferred compensation) in the last ten years of his employment. For 1995, total salary and bonus for Messrs. Gerson and Anathan, who participate in both pension plans, is the same for purposes of calculating their aggregate benefits under those plans as their respective salary and bonus shown in the Summary Compensation Table. As of February 4, 1996, Mr. Gerson had 21 years of credited service under the plans and Mr. Anathan had 19 years. The benefits listed in the table above are subject to offset for social security amounts received by participants.

EMPLOYMENT AGREEMENTS

     Messrs. Gerson and Anathan have employment agreements (the "Employment Agreements") with the Company and its wholly-owned subsidiary, Filene's Basement, Inc. ("FBI," and together with the Company, the "Employers"). Each Employment Agreement provides for employment for a period (the "Employment Period") commencing June 5, 1992 and ending at the conclusion of a three-year period that is automatically extended each day to that day's third anniversary, except that upon notice by the Company, the Employment Period will end on such third anniversary of such notice. Although employment under an Employment Agreement can be terminated before the end of the Employment Period by the Employers or by Messrs. Gerson or Anathan, as the case may be, such termination will not shorten the Employment Period for purposes of calculating the severance payments and fringe benefit continuation described below. Each Employment Agreement provides for annual compensation of at least $525,000, subject to upward adjustment by the Board of Directors, but not to reduction below any such increased rate. The Employment Agreements also provide for annual and long-term bonuses in accordance with the Employers' compensation programs, fringe benefits generally available to executives, other benefits noted in the Summary Compensation Table, and payments by the Employers to compensate for any diminution during the Employment Period in benefits under the pension and retirement plans, 401(k) plans and health insurance, including, except in the case of the latter, compensation for additional taxes resulting from such payments. The Employment Agreements prohibit disclosure of the Employers' confidential information, and, generally until one year after termination of employment, the hiring of non-clerical employees of the Employers.

     Upon termination for incapacity (as defined) or death, by the Company other than for cause (as defined) or by Mr. Gerson or Mr. Anathan for good reason (as defined), the Employment Agreements provide for lump sum payment of accrued salary through the termination date and annual and long-term bonus for prior years and periods (to the extent not yet paid), plus an annualized bonus based on the average bonus paid in the three preceding years, prorated according to the number of months worked in the year of termination. In addition, the Employment Agreements provide for a severance payment based on salary and annual bonus (the product of (i) the sum of annual salary at the termination date and such average bonus, and (ii) a fraction equal to the number of months from the termination date to the end of the Employment Period divided by twelve) and long-term bonus (the discounted present value of dollar amounts earned for fully elapsed years of each long-term bonus period unexpired at the termination date). The Employment Agreements also provide for fringe benefit continuation until the end of the Employment Period on terms at least as favorable as those in effect at the date of such termination. In addition, stock options would fully vest as would all other accrued benefits and awards. At the end of fiscal 1995, Messrs. Gerson and Anathan each had 252,500 non-vested stock options. In the event of termination for cause, the Employment Agreements provide only for payment of salary and prorated annualized bonus, each to the date of termination, and any annual bonuses for prior years. Compensation earned in subsequent employment does not reduce compensation payable under the Employment Agreements.

     Mr. Siegel (referred to in this paragraph as the "Executive") has an employment agreement (referred to in this paragraph as an "Agreement") with FBI, pursuant to which he is employed for total annual compensation equal to his fiscal 1995 salary as shown in the Summary Compensation Table. The Executive may receive increases in such compensation, bonuses or other additional compensation (see Summary Compensation Table). The Agreement covers a period commencing July 11, 1994 and expiring July 10, 1997, except that the Agreement will be extended one day for each day the Executive works beyond July 10, 1995, subject to earlier termination upon death of the Executive or for disability or cause (each as defined). Upon termination for cause, the Executive is entitled only to salary and benefits accrued through the termination date. The Executive has agreed not to disclose FBI's confidential information, not to violate the conflict of interest statement that he has signed, not to have an investment of $100,000 or more in a competing business (as defined) or render personal service thereto, and, until two years after termination of his employment, not to hire FBI's employees.

     Messrs. Lisnow and DePhillippo (referred to in this paragraph as the "Executives") each had an employment agreement (referred to in this paragraph as an "Agreement") with FBI, pursuant to which each Executive was employed for total annual compensation equal to fiscal 1994 as shown in the Summary Compensation Table. The Executives' Agreements covered a period commencing September 1, 1993 and expiring August 31, 1995 and the Executives' contracts would have been extended one day for each day they worked beyond August 31, 1995, subject to earlier termination upon the death of the Executive or for disability or cause (each as defined). However, Mr. Lisnow resigned in July, 1995 and Mr. DePhillippo resigned in August, 1995. See "Summary Compensation Table." Upon termination for cause, the Executives would have been entitled only to salary and benefits accrued through the termination date. The Executives have agreed not to disclose FBI's confidential information, not to violate the conflict of interest statement that both have signed, not to have an investment of $100,000 or more in a competing business (as defined) or render personal service thereto, and, until two years after termination of employment, not to hire FBI's employees.

CHANGE-IN-CONTROL AGREEMENTS

     Messrs. Gerson and Anathan (referred to in this paragraph as the "Executives") have each entered into Change-in-Control Agreements (referred to in this paragraph as the "Agreements") with the Company. Each Agreement provides that in the event of "qualified termination" of employment (any termination of employment (a) by reason of the executive's death or incapacity, (b) by the Company other than for "cause," or (c) by the executive for "good reason," each as defined in the Agreements) within 36 months following a change in control or a termination for any reason (whether by the Company or the executive) during the one month period beginning on the first day of the twelfth month following a change in control, the following benefits will be provided: a lump-sum cash payment equal to three times the sum of the executive's highest annual base salary in the calendar year during which the change in control occurred plus his average annual earned bonus over the three previous years; continued medical and life insurance benefits during the 36-month period following termination; and payment of reasonable legal fees and expenses incurred in enforcing rights to benefits under the Agreement. A change in control is deemed to have occurred if 35% or more of the voting stock of the Company is acquired by any one person (as defined) or in the event of certain mergers, consolidations or other transactions in which the Company is acquired or in the event of certain changes in the Company's Board membership. The Company would also be obligated to pay an amount sufficient to make the covered executive whole for any excise tax under the IRC's rules governing changes in control.

     In fiscal 1995, Mr. Siegel entered into a Change-in-Control Agreement (referred to in this paragraph as the "Agreement") with the Company. The Agreement provides that in the event a "terminating event" (as defined) occurs within 12 months following a change in control, the following benefits will be provided: an amount equal to 24 months' compensation (as defined) and continuation of benefits similar to those he received under his Employment Agreement for 24 months following the "terminating event." For purposes of the Agreement, a change in control is deemed to have occurred if 30% or more of the voting stock of the Company is acquired by any one person (as defined) or in the event of certain mergers, consolidations or other transactions in which the Company is acquired or in the event of certain changes in the Company's Board membership.

     Payments under each of these change-in-control agreements are due only to the extent they exceed payments to be made to the covered executive under any other agreement with the Company, including his Employment Agreement.

SPLIT DOLLAR INSURANCE POLICIES

     The Company has, since 1994, paid premiums on split dollar life insurance policies ("Policies") on Messrs. Gerson and Anathan (for purposes of this paragraph, the "Executives"). Each policy has two components: (1) the cash surrender value ("Cash Surrender Component") and (2) the face value in excess of the Cash Surrender Component ("Term Insurance Component"). The value of the Term Insurance Component (which is reflected in the Executives' taxable income for 1995) is reflected in the Summary Compensation Table in the column "All Other Compensation" for 1995. See "Summary Compensation Table." The remainder of the premiums does not provide any incremental benefit to the Executives because the Cash Surrender Component is used to fund the SERP and no Executive has any residual equity interest in the Cash Surrender Component over and above the amounts necessary to fund the SERP. See "Retirement Benefits."

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand, independent auditors, as auditors for the Company for the fiscal year ending February 1, 1997. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

                              STOCKHOLDER PROPOSAL

     Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who owns 300 shares of the Company's Common Stock, has stated his intention to present the following proposal at the Annual Meeting:

     "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT OF PROPONENT

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

     I urge your support, vote for this resolution.

STATEMENT IN OPPOSITION TO PROPOSAL

     Since 1991, the Board of Directors of the Company has been divided into three classes, with one class to be elected each year for a three-year term. The Board of Directors, in concurrence with the stockholders of nearly half of the Fortune 500 companies, believes a classified Board structure is in the best interests of our stockholders. For the reasons specified below, the Board of Directors is against the proposal to de-classify.

     First, a classified Board provides continuity and stability to the Company and its business and operational strategies. Under a classified Board structure, at least two-thirds of the Board remains intact each year, thereby allowing the Board to more effectively carry out its long-term strategies. In addition, a classified Board structure guarantees that the Board will have experienced members who are familiar with the Company and its business and are working to improve long-term stockholder value. Your Board of Directors believes that continuity, stability and experience are fundamental to good corporate governance and that de-classifying the Board will jeopardize these attributes.

     Second, a classified Board structure is more likely to encourage a potential acquiror to negotiate a transaction with your Board of Directors. This would afford the Board of Directors the opportunity to carefully review and evaluate any acquisition proposal to take steps to help maximize the price and terms to be obtained for stockholders. In the absence of a staggered Board, a bidder can attempt to simply replace the Board with persons supporting its bid and this inhibits the ability of the Board to review the various strategic alternatives to such a bid and negotiate a transaction in the best interests of stockholders. Thus, with a staggered Board, any person seeking to acquire control of the Company is, therefore, directed to engage in arm's length negotiations with management and the Board which are more likely to maximize value for all stockholders of the Company.

     Approval of this advisory proposal requires a favorable vote of the holders of a majority of the voting power represented at the meeting. If approved, the proposal would merely constitute a non-binding recommendation to the Board of Directors in support of declassification. It would not, in itself, establish a new Board structure.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Proposals of stockholders submitted for consideration at the 1997 annual meeting of stockholders must be received by the Company not later than January 21, 1997 in order to be considered for inclusion in the Company's proxy material for that meeting.

     The Company's Restated By-Laws also establish an advance notice procedure with respect to stockholder nomination of candidates for election as directors. A notice regarding stockholder nominations for director must be accompanied by a petition signed by at least 100 record holders representing in aggregate at least 1% of the outstanding shares entitled to vote for directors. Such notice must be received by the Company not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event the date of the meeting is not publicly announced by the Company by mail, press release or otherwise more than 70 days prior to the meeting, the notice must be received by the Company not later than the tenth day following the day on which such announcement of the date of the meeting is made. Any such notice must contain certain specified information concerning the persons to be nominated and the stockholder submitting the nomination, all as set forth in the By-Laws. The presiding officer of the meeting may refuse to acknowledge any director nomination not made in compliance with such advance notice requirements. The Company has not publicly announced the date of the 1996 Annual Meeting prior to the mailing of the accompanying Notice of Annual Meeting and this Proxy Statement. Nominations for Director to be acted upon at the 1997 Annual Meeting must comply with the timing and informational requirements described above.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) reports were required for those persons, the Company believes that during the fiscal year ended February 3, 1996, all filing requirements were complied with.

                                 OTHER BUSINESS

     The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgement seems advisable.

PROXY                                                                   PROXY
                           FILENE'S BASEMENT CORP.


The undersigned hereby appoints Samuel J. Gerson and Steven R. Siegel, and each of them, as attorneys and proxies of the undersigned with full power of substitution, to represent the undersigned and to vote at the Annual Meeting of Stockholders of Filene's Basement Corp. (the "Company") to be held at Bank of Boston, 100 Federal Street, Boston, Massachusetts, on June 26, 1996 at 2:00 p.m., and at any and all adjourned sessions thereof, hereby revoking any proxy heretofore given, all shares of Common Stock of the Company which the undersigned could vote, if present, as specified on the reverse and in such a manner as they determine on any other matters which may properly come before the meeting.

                     THIS PROXY, WHEN PROPERLY EXECUTED,
                 WILL BE VOTED IN THE MANNER DIRECTED HEREIN.

       IF PROPERLY EXECUTED, BUT NO DIRECTION IS MADE, THIS PROXY WILL
                  BE VOTED FOR THE ELECTION OF ALL NOMINEES
       (PROPOSAL #1) AND AGAINST THE SHAREHOLDER PROPOSAL (PROPOSAL #2).

    THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ADJOURNMENTS THEREOF.


- - -------------------------------------------------------------------------------
                PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND
                     RETURN PROMPTLY IN ENCLOSED ENVELOPE

Please sign this proxy exactly as your name appears on the books of the
Company.  Joint owners should each sign personally.  Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign.  If a corporation, this signature should be that of an authorized officer who should state his or her title.
- - -------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                  DO YOU HAVE ANY COMMENTS?


____________________________________       ____________________________________

____________________________________       ____________________________________


                       (THIS PROXY IS SOLICITED BY THE
            BOARD OF DIRECTORS OF FILENE'S BASEMENT CORPORATION.)

DETACH CARD

/X/  PLEASE MARK VOTES
     AS IN THIS EXAMPLE


                                                       WITH-         FOR ALL
                                       FOR             HOLD           EXCEPT
 1.)  Election of Director.           /  /             /  /           /   /


                       MONE ANATHAN, III AND HAROLD LEPPO

      To withhold authority for either nominee, mark the "For All Except" box and strike a line through the nominee's name.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.


      RECORD DATE SHARES:




                                                  ----------------------------
   Please to sure to sign and date this Proxy.         Date
- - ------------------------------------------------------------------------------


- - ---------Shareholder sign here---------------Co-owner sign here--------------


                                               FOR         AGAINST     ABSTAIN
  2.)  Shareholder Proposal to Declassify      /  /         /  /        /  /
       the Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.





Mark box at right if comments or address change have      /  /
been noted on the reverse side of this card.



DETACH CARD                                                         DETACH CARD


                            FILENE'S BASEMENT CORP.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the box on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, June 26, 1996.

Thank you in advance for your prompt consideration of these matters.


Sincerely,


Filene's Basement Corp.